CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-60495, 333-107873, 333-104253 and 333-104252) and Form S-3 (File Nos. 333-39554, 333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma, Inc. of our report dated March 31, 2005, except for the restatement discussed in Note 2b (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company's 2004 annual report on Form 10-K/A, as to which the date is May 5, 2005 and for the effects of discontinued operations discussed in Note 3 to the consolidated financial statements, as to which the date is March 15, 2006, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
February 28, 2007